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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



FORM 4                                                    OMB APPROVAL
                                                ------------------------------
[_] Check this box if                            OMB Number:        3235-0287
    no longer subject                            Expires:  April 30, 1997
    to Section 16.                               Estimated average burden
    Form 4 or Form 5                             hours per response...... 0.5
    obligations may                             ------------------------------
    continue. See
    Instruction 1(b).

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities
      Exchange Act of 1934, Section 17(a) of the Public Utility Holding
                 Company Act of 1935 or Section 30(f) of the
                       Investment Company Act of 1940

1.  Name and Address of Reporting Person

    Fontaine                        Richard
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        (Last)                      (First)                        (Middle)

    21250 Hawthorne Boulevard
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                                   (Street)

    Torrance                          CA                              90503
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Total Renal Care Holdings, Inc. (TRL)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

    May 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director                                  10% Owner
    ---                                       ---

        Officer  (give title below)               Other   (Specify below)
    ---                                       ---

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

                          Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title          2. Trans-      3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                action         action          or Disposed of (D)                Securities           ship          of In-
   Security          Date           Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)        (Month/        (Instr. 8)                                        Owned at             Direct        Bene-
                     Day/        -----------------------------------------------      End of               (D) or        ficial
                     Year)                                                            Month                Indirect      Owner-
                                  Code    V      Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock,        5/22/00      P             15,000         A      $4.375/SH         15,000            I              (1)
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$.001 Par value
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)
                                                                          (Over)
                                                                 SEC 1473 (S-92)
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FORM 4 (continued)


                           Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

 1. Title of Derivative        2. Conver-        3. Trans-        4. Transac-       5. Number of Deriv-        6. Date Exer-
    Security (Instr. 3)           sion or           action           tion Code         ative Securities           cisable and
                                  Exercise          Date             (Instr. 8)        Acquired (A) or            Expiration
                                  Price of          (Month/                            Disposed of (D)            Date
                                  Deriv-            Day/                               (Instr. 3, 4, and 5)       (Month/Day/
                                  ative             Year)                                                         Year)
                                  Security
                                                                  ---------------------------------------------------------------
                                                                  Code      V            (A)         (D)        Date     Expira- -
                                                                                                                Exer-    tion
                                                                                                                cisable  Date
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

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

                           Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)--Continued

                              7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 Underlying Securities        of          of Deriv-        ship          ture
                                 (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                                              ative       Secur-           of De-        direct
                                                              Secur-      ities            rivative      Bene-
                                                              ity         Bene-            Secu-         ficial
                                                              (Instr.     ficially         rity:         Owner-
                              ---------------------------     5)          Owned            Direct        ship
                                           Amount or                      at End           (D) or        (Instr.
                                   Title   Number of                      of               Indi-         4)
                                           Shares                         Month            rect (1)
                                                                          (Instr. 4)       (Instr. 4)
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

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
Explanation of Responses:

(1) Shares held in Revocable Living Trust.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                              /s/ Richard Fontaine                 5/23/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.